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                                                                     EXHIBIT 3.1


                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                               TURBOLINUX, INC.

     Robert P. Bowe and Toni Sutliff hereby certify that:

     ONE: The original name of this corporation is TurboLinux, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is May 19, 1999.

     TWO: They are the duly elected and acting Chief Financial Officer and Assistant Secretary, respectively, of TurboLinux, Inc., a Delaware corporation.

     THREE: The Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated to read in full as follows:

                                      I.

     The name of the corporation is TurboLinux, Inc. (the "Corporation").

                                      II.

     The address of the registered office of the Corporation in the State of Delaware is:

              9 East Loockerman Street
              Dover, DE  19901
              County of Kent

     The name of the Corporation's registered agent at said address is National Corporate Research, Ltd.

                                     III.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                      IV.

This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred thirty-five million (135,000,000) shares, ninety- five million five hundred thousand (95,500,000) shares of which shall be Common Stock (the "Common Stock") and thirty-nine million five hundred thousand (39,500,000) shares of which shall be

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Preferred Stock (the "Preferred Stock"). The Preferred Stock and the Common
Stock shall each have a par value of one-tenth of one cent ($0.001) per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted basis).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Restated Certificate of Incorporation, to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Ten million five hundred thousand (10,500,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). Twenty-nine million (29,000,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred", and together with the Series A Preferred, the "Series Preferred").

The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

              1.  Dividend Rights.

                  (a) Holders of Series B Preferred, in preference to the holders of Series A Preferred and to the holders of any other stock of the Corporation ("Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash or property dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Series B Dividend Preference"). After the Series B Preferred Dividend Preference has been paid or declared and set apart, holders of Series A Preferred, in preference to the holders of Junior Stock, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, cash or property dividends at the rate of eight percent (8%) of the Original Issue Price per annum on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations, and the like with respect to such shares). The "Original Issue Price" of the Series A Preferred shall be seventy-four cents ($0.74). The "Original Issue Price" of the Series B Preferred shall be three dollars and sixty-five cents ($3.65). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

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                  (b)  So long as any shares of Series Preferred shall be
outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series A Preferred and Series B Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. In the event dividends are paid on any share of Series A Preferred, an additional dividend shall be paid with respect to all outstanding shares of Series B Preferred in an amount equal per share (on an as-converted to Common Stock basis) to the amount paid or set aside for each share of Series A Preferred. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Corporation that is unanimously approved by the Corporation's Board of Directors.

              2.  Voting Rights.

                  (a) General Rights. Except as otherwise provided herein or as required by law, the Series Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                  (b) Separate Vote of Series A Preferred. For so long as at least fifty percent (50%) of the shares of Series A Preferred outstanding on the date hereof (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions:

                       (i) Any amendment, alteration, or repeal of any provision of the Restated Certificate of Incorporation of the Corporation (including any filing of a Certificate of Designation) or the Amended and Restated Bylaws of the Company, or any agreement that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series A Preferred;

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                       (ii) Any increase or decrease in the authorized number
of shares of Series A Preferred;

                       (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series A Preferred in any rights, preferences, or privileges including but not limited to right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                       (iv) Any redemption, repurchase, payment of dividends or other distributions with respect to Preferred Stock or Junior Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Company's right of first refusal upon a proposed transfer);

                       (v) Any agreement by the Corporation or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(c)); or

                       (vi) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock.

                  (c) Separate Vote of Series B Preferred. For so long as one million (1,000,000) shares of Series B Preferred (as adjusted for any stock dividends, comfinations, splits, recepitalizations and the like with respect to such shares) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a least a majority of the outstanding Series B Preferred shall be necessary for effecting or validatng the following actions:

                       (i) Any amemdment, alteration, or repeal of any provision of the Restated Certificate of Incorporation of the Corporation (including any filing of a Certificate of Designation) or the Amended and Restated Bylaws of the Corporation, or any other agreement that alters or changes the voting powers, preferences, or other special rights or priviledges, or restrictions of the Series B Preferred;

                       (ii) Any increase or decrease in the authorized number of shares of Series A Preferred;

                       (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series A Preferred in any rights, preferences, or privileges including but not limited to right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

                       (iv) Any redemption, repurchase, payment of dividends or other distributions with respect to Preferred Stock or Junior Stock (except for acquisitions of Common

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Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Company's right of first refusal upon a proposed transfer);

                       (v) Any agreement by the Corporation or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3(c)) which results in payment to the holders of the Series B Preferred of an amount less than the liquidation payment specified in Section 3(a) herein; or

                       (vi) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock.

                  (d) Election of Board of Directors. (i) For so long as at least five million (5,000,000) shares of Series A Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) the holders of Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (ii) for so long as at least one million (1,000,000) shares of Series B Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) the holders of the Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Corporation's Board of Directors (the "Series B Preferred Designee") at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such director and to fill any vacancy cause by the resignation, death or removed of such director; (iii) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and (iv) the holders of Common Stock, Series A Preferred and Series B Preferred, voting as a single class on an as-converted to Common Stock basis (provided the approval of the Common Stock, Series A Preferred and Series B Preferred, each voting as a separate class, also has been obtained), shall be entitled (a) to elect an aggregate of no more than three (3) members ("Additional Directors") of the Board of Directors at each meeting or
          --------------------
pursuant to each consent of the Corporation's stockholders for the election of directors, and (b) to remove from office such Additional Directors and (c) to fill any vacancy caused by the resignation, death or removal of such Additional Directors. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115 of the California General Corporation Law ("CGCL"). During such time or times that the Corporation is subject to
Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have

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been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

                  (e)  Removal

                       (i) During such time or times that the Corporation is subject to Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board of Directors is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected.

                       (ii) At any time or times that the corporation is not subject to Section 2115(b) of the CGCL and subject to any limitations imposed by law, Section 2(d)(i) above shall not apply and the Board of Directors or any director may be removed from office at any time (a) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of voting stock of the corporation entitled to vote at an election of directors or (b) without cause by the affirmative vote of the holders of sixty-six and two-thirds percent (662/3%) of the voting power of all then-outstanding shares of voting stock of the corporation, entitled to vote at an election of directors.

              3.  Liquidation Rights.

                  (a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series Preferred equal to the Original Issue Price plus all declared and unpaid dividends on such Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series Preferred held by them. If, upon any such liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                  (b) After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

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                  (c)  The following events shall be considered a liquidation under this Section:

                       (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation (an "Acquisition"); or

                       (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

                       (iii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock. Any securities shall be valued as follows:

                              (A) Securities not subject to investment letter
or other similar restrictions on free marketability covered by (B) below:

                                  (1) If traded on a securities exchange or
through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty
(30) day period ending three (3) days prior to the closing;

                                  (2) If actively traded over-the-counter, the
value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                                  (3) If there is no active public market, the
value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                              (B) The method of valuation of securities subject
to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

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              4.  Conversion Rights.

                  The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

                  (a)  Optional Conversion.

                       (i) Subject to and in compliance with the provisions of this Section 4, any shares of Series A Preferred may, at the option of the holder, be converted at any time into validly issued fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted.

                       (ii) Subject to and in compliance with the provisions of this Section 4, any shares of Series B Preferred may, at the option of the holder, be converted at any time into validly issued, fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Preferred Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series B Preferred being converted.

                  (b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Preferred Conversion Price," calculated as provided in Section 4(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series B Preferred by the "Series B Preferred Conversion Price," calculated as provided in Section 4(c).

                  (c) Series Preferred Conversion Price. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the "Series A Preferred Conversion Price"). Such initial Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Conversion Price herein shall mean the Series A Preferred Conversion Price as so adjusted. The conversion price for the Series B Preferred shall initially be the Original Issue Price of the Series B Preferred (the "Series B Preferred Conversion Price"). Such initial Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series B Preferred Conversion Price herein shall mean the Series B Preferred Conversion Price as so adjusted.

                  (d)  Mechanics of Conversion.  Each holder of Series
Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or

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any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                  (e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date that the first share of Series A Preferred (the "Series A Preferred Original Issue Date") or that the first share of Series B Preferred is issued (the "Series B Preferred Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Conversion Price and the Series B Preferred Conversion Price, respectively, in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Series A Preferred Original Issue Date or the Series B Preferred Original Issue Date, respectively, combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Conversion Price and the Series B Preferred Conversion Price, respectively, in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Series A Preferred Original Issue Date with respect to the Series A Preferred or the Series B Preferred Original Issue Date with respect to the Series B Preferred, makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series A Preferred Conversion Price or Series B Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series A Preferred Conversion Price or Series B Preferred Conversion Price, respectively, then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed

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and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price or Series B Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price or Series B Preferred Conversion Price shall be adjusted pursuant to this
Section 4(f) to reflect the actual payment of such dividend or distribution; provided further, however, no such adjustment shall be made to the Series A Preferred Conversion Price or Series B Preferred Conversion Price, respectively, if the holders of Series A Preferred or Series B Preferred simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series Preferred had been converted into Common Stock on the date of such event.

                  (g) Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Series A Preferred Original Issue Date with respect to the Series A Preferred or the Series B Preferred Original Issue Date with respect to the Series B Preferred, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable, upon such recapitalization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  (h) Reorganizations, Mergers or Consolidations. If at any time or from time to time after the Series A Preferred Original Issue Date with respect to the Series A Preferred or the Series B Preferred Original Issue Date with respect to the Series B Preferred, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

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                  (i)  Sale of Shares Below Series Preferred Conversion Price.

                       (i) If at any time or from time to time after the Series A Preferred Original Issue Date with respect to the Series A Preferred or the Series B Preferred Original Issue Date with respect to the Series B Preferred, the Corporation issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in
Section 4(e) above, for an Effective Price (as defined in subsection (i)(iv) below) less than the then effective Series A Preferred Conversion Price or Series B Preferred Conversion Price, as the case may be, then and in each such case the then existing Series A Preferred Conversion Price or Series B Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by, as the case may be, multiplying the Series A Preferred Conversion Price or Series B Preferred Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (i)(ii) below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Preferred Conversion Price or Series B Preferred Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred and Series B Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

                  (ii) For the purpose of making any adjustment required under this Section 4(i), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, including the vote of the Series B Preferred Designee, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (i)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                  (iii)  For the purpose of the adjustment required under this
Section 4(i), if the Corporation issues or sells (i) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price (as defined in subsection (i)(iv) below) of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price or Series B Preferred Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series A Preferred Conversion Price or Series B Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price or Series B Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price or Series B Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred or Series B Preferred.

                  (iv) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this
Section 4(i), other than (A) shares of Common Stock issued upon conversion of the Series A Preferred and Series B Preferred; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the Series B Preferred Original Issue Date, to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Series B Preferred Original Issue Date, (D) three million seven hundred fifty thousand (3,750,000) shares of Common Stock reserved for issuance, and options and warrants to purchase such shares, in connection with the acquisition of Active Tools, Pty. and (E) shares of Common Stock issued pursuant to any equipment leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board. References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

                  (j) Certificate of Adjustment. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price or Series B Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred or Series B Preferred, respectively, if such Series A Preferred or Series B Preferred is then convertible pursuant to this Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series A Preferred Conversion Price or Series B Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such Series Preferred.

                  (k) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(c)) or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer (as defined in Section 3(c)), or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                  (l)  Automatic Conversion.

                       (i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least ten million dollars ($10,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                       (ii) The foregoing notwithstanding, each share of Series B Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series B Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series B Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the price to the public is equal to or greater than seven dollars and thirty cents ($7.30) per share (before underwriting discounts, commissions and fees). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

                       (iii) Upon the occurrence of any of the events specified in Section 4(l)(i) and (ii) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of
Section 4(d).

                  (m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                  (n) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of fully-paid and nonassessable Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (o)  Notices.  Any notice required by the provisions of this
Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                  (p) Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

                  (q) No Dilution or Impairment. Without the consent of the holders of then outstanding Series Preferred as required under Sections 2(b) and 2(c), the Corporation shall not amend its Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

              5.  Redemption.

                  (a) The Corporation shall be obligated to redeem the Series Preferred as follows:

                       (i) The holders of at least a majority of the then outstanding shares of Series A Preferred, voting together as a separate class, may require the Corporation, to the extent it may lawfully do so, to redeem the Series A Preferred in three (3) equal annual installments beginning on the fifth anniversary of the Series A Preferred Original Issue Date, and ending on the date two (2) years from such first redemption date (each a "Series A Preferred Redemption Date"); provided that the Corporation shall receive at least sixty
(60) days prior to such fifth anniversary written notice of such consent of the Series A Preferred. The Corporation shall effect such redemptions on the applicable Series A Preferred Redemption Date by paying in cash in exchange for the shares of Series A Preferred to be redeemed a sum equal to the Original Issue Price per share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) plus declared and unpaid dividends with respect to such shares. The total amount to be paid for the Series A Preferred is hereinafter referred to as the "Series A Preferred Redemption Price." The number of shares of Series A Preferred that the Corporation shall be required to redeem on any one Series A Preferred Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series A Preferred outstanding immediately prior to the Series A Preferred Redemption Date by (B) the number of remaining Series A Preferred Redemption Dates (including the Series A Preferred Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this
Section 5(a) shall be redeemed from each holder of Series A Preferred on a pro rata basis.

                       (ii) The holders of at least a majority of the then outstanding shares of Series B Preferred, voting together as a separate class, may require the Corporation, to the extent it may lawfully do so, to redeem the Series B Preferred in three (3) equal annual installments beginning on the fifth anniversary of the Series B Preferred Original Issue Date, and ending on the date two (2) years from such first redemption date (each a "Series B Preferred Redemption Date"); provided that the Company shall receive at least sixty (60) days prior to such fifth anniversary written notice of such consent of the Series B Preferred. The Corporation shall effect such redemptions on the applicable Series B Preferred Redemption Date by paying in cash in exchange for the shares of Series B Preferred to be redeemed a sum equal to the Original Issue Price per share of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) plus declared and unpaid dividends with respect to such shares. The total amount to be paid for the Series B Preferred is hereinafter referred to as the "Series B Preferred Redemption Price." The number of shares of Series B Preferred that the Corporation shall be required to redeem on any one Series B Preferred Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series B Preferred outstanding immediately prior to the Series B Preferred Redemption Date by (B) the number of remaining Series B Preferred Redemption Dates (including the Series B Preferred Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this
Section 5(a) shall be redeemed from each holder of Series B Preferred on a pro rata basis.

                       (iii)  At least thirty (30) days but no more than sixty
(60) days prior to the first Series A Preferred Redemption Date or Series B Preferred Redemption Date, the Corporation shall send a notice (a "Redemption Notice") to all holders of Series A Preferred or Series B Preferred to be redeemed setting forth (A) the Series A Preferred Redemption Price or Series B Preferred Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Series A Preferred Redemption Price or Series B Preferred Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Series A Preferred Redemption Date or Series B Preferred Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then it shall redeem such shares pro rata (based on the portion of the aggregate Series A Preferred Redemption Price or Series B Preferred Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

                  (b) On or prior to the Series A Preferred Redemption Date or Series B Preferred Redemption Date, the Company shall deposit the Series A Preferred Redemption Price or Series B Preferred Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of one hundred million dollars ($100,000,000), as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Series A Preferred Redemption Date or Series B Preferred Redemption Date, as the case may be, the Series A Preferred Redemption Price or Series B Preferred Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the business day preceding the Series A Preferred Redemption Date or Series B Preferred Redemption Date, as the case may be, shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following such Series A Preferred Redemption Date or Series B Preferred Redemption Date, as the case may be, shall be returned to the Corporation promptly upon its written request.

                  (c) On or after such Series A Preferred Redemption Date or Series B Preferred Redemption Date, each holder of shares of Series A Preferred or Series B Preferred to be redeemed shall surrender such holder's certificates representing such shares to the

Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Series A Preferred Redemption Price or Series B Preferred Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Series A Preferred Redemption Date or Series B Preferred Redemption Date, as the case may be, unless there shall have been a default in payment of the Series A Preferred Redemption Price or Series B Preferred Redemption Price or the Corporation is unable to pay the Series A Preferred Redemption Price or Series B Preferred Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series A Preferred or Series B Preferred (except the right to receive the Series A Preferred Redemption Price or Series B Preferred Redemption Price, respectively, without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series A Preferred or Series B Preferred are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series A Preferred or Series B Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

                  (d) In the event of a call for redemption of any shares of Series A Preferred or Series B Preferred, the Conversion Rights (as defined in
Section 4) for such Series A Preferred or Series B Preferred shall terminate as to the shares designated for redemption at the close of business on the business day preceding the Series A Preferred Redemption Date or Series B Preferred Redemption Date, unless default is made in payment of the Series A Preferred Redemption Price or Series B Preferred Redemption Price, as the case may be.

              6.  No Reissuance of Series Preferred.

                  No share or shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued.

                                      V.

     The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

     The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Corporation is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

     Subject to the provisions of the second paragraph of this Article V, a director of the Corporation shall, to the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article V to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Subject to the provisions of the second paragraph of this Article V, to the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable DGCL (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

     The holders of the Series Preferred expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchases of shares upon termination of employment or service as a consultant or director.

     Any repeal or modification of this Article V shall only be prospective and shall not effect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                      VI.

     For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Amended and Restated Bylaws.

Subject to the indemnification provisions in the Amended and Restated Bylaws, the Board of Directors may from time to time make, amend, supplement or repeal the Amended and Restated Bylaws; provided, however, that the stockholders may change or repeal any Bylaw adopted by the Board of Directors by the affirmative vote of the percentage of holders of capital stock as provided therein; and, provided further, that no amendment or supplement to the Amended and Restated Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders.

The directors of the Corporation need not be elected by written ballot unless the Amended and Restated Bylaws so provide.

                                    * * * *

     FOUR: This Restated Certificate of Incorporation has been duly approved by the Board of Directors of this corporation.

     FIVE: This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL by the Board of Directors and the stockholders of this corporation. The total number of outstanding shares entitled to vote or act by written consent was twenty-seven million eight hundred eighty-two thousand and two hundred seventy six (27,882,276) shares of Common Stock, ten million one hundred thirty-five thousand one hundred thirty-eight (10,135,138) shares of Series A Preferred Stock and fifteen million six hundred nineteen thousand eight hundred three (15,619,803) shares of Series B Preferred Stock. This Restated Certificate of Incorporation has been approved by written consent in accordance with Section 228 of the DGCL by (i) a majority of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting as a single class on an as-converted to Common Stock basis; (ii) a majority of the outstanding shares of Series A Preferred Stock voting as a single class; and (iii) a majority of the outstanding shares of Series B Preferred Stock voting as a single class. Written notice of the foregoing approval was given by this corporation in accordance with said Section 228.

     In Witness Whereof, TurboLinux, Inc. has caused this Restated Certificate of Incorporation to be signed by the President and the Secretary in Brisbane, California this 28th day of August, 2000.

                                    TurboLinux, Inc.

                                    By: /s/ Robert P. Bowe
                                       ---------------------------------------
                                       Robert P. Bowe, Chief Financial Officer

Attest:

By: /s/ Toni Sutliff
   --------------------------------
   Toni Sutliff, Assitant Secretary